Exhibit 99.1

FOR IMMEDIATE RELEASE
Alpha Natural Resources Exploring Options to Rectify
Flawed Self-Bonding Notice in Wyoming

BRISTOL, VA, May 29, 2015 - Alpha Natural Resources, Inc. (NYSE: ANR) and its operating affiliate, Alpha Coal West, Inc., have been notified by the Wyoming Department of Environmental Quality’s Land Quality Division (LQD) that the LQD believes the companies “no longer qualify under the self-bonding program” in the State. Alpha disagrees with LQD’s assessment, continues to believe it has fully complied with the regulations, and is currently reviewing all options to reverse or rectify this flawed judgment by the LQD.

In each annual self-bond renewal process, Alpha has determined its compliance status by consistently following a methodology prescribed by state regulations, and it has shared these calculations with the LQD as a part of each renewal application. The LQD has never previously commented on Alpha’s calculation methodology. At the request of the LQD, Alpha also recently provided supplemental fiscal information to the division for its review. However, despite repeated attempts to gain clarity from the LQD regarding any changes the division has made in interpreting these regulations, numerous questions remain unanswered that Alpha believes should have been addressed prior to any determination being made. According to the LQD’s notification, Alpha now has 90 days to provide substitute bonding.

“Alpha and its affiliates take very seriously our obligation to operate in an environmentally responsible and fiscally sound manner,” said Philip Cavatoni, Alpha’s Chief Financial and Strategy Officer. “We also appreciate the firm but fair approach with which the Wyoming Department of Environmental Quality has managed its self-bonding program in the past, which is why the limited transparency in this current process is concerning.”

“While we wait for further clarification from the LQD regarding its review methodology and process, we are investigating a range of options to address this new determination,” Cavatoni added.

Alpha estimates that self-bonding by coal companies currently operating in Wyoming totals approximately $2 billion, of which Alpha’s share is just over $400 million. According to the Wyoming Mining Association, Wyoming is home to 9 of the top 10 producing mines in the nation and coal production provides the State’s second largest source of tax revenue for state and local governments (estimated at over $1.1 billion in 2013 alone).

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With affiliate mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Alpha is committed to being a leader in mine safety with our Running Right safety process, and an environmental steward in the communities where its affiliates operate. For more information, visit Alpha’s website (www.alphanr.com).

Media Contact
Steve Hawkins
276-285-2037
shawkins@alphanr.com
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